CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$2,759,600	$320.67

(1)    Calculated in accordance with Rule 457(r) of the Securities Act.

(2)    Pursuant to Rule 457(p) under the Securities Act, the $222,326.99 remaining of the relevant portion of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $320.67 is offset against the registration fee due for this offering and of which $222,006.32 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.  See the “Calculation of Registration Fee” table accompanying the filing of Pricing Supplement No. 2015-CMTNG0369 dated February 12, 2015, filed by Citigroup Inc. on February 17, 2015, for information regarding the registration fees that are being carried forward.

Citigroup Inc.	June 30, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0590 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

275,960 Trigger Jump Securities Based on Shares of the iShares® China Large-Cap ETF Due July 6, 2017

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of shares of the iShares® China Large-Cap ETF (the “underlying shares”) from the initial share price to the final share price.

▪	The securities offer modified exposure to the performance of the underlying shares, with (i) a contingent fixed return at maturity if the price of the underlying shares remains the same or appreciates at all from the initial share price to the final share price and (ii) a contingent buffer against a limited range of potential depreciation of the underlying shares. In exchange for the contingent fixed return and contingent buffer features, investors in the securities must be willing to forgo any appreciation of the underlying shares in excess of the contingent fixed return and any dividends that may be paid on the underlying shares. In addition, investors in the securities must be willing to accept full downside exposure to the underlying shares, with no buffer, if the underlying shares depreciate by more than 15.00%. If the underlying shares depreciate by more than 15.00% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying shares:	Shares of the iShares® China Large-Cap ETF (NYSE Arca symbol: “FXI”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$2,759,600
Stated principal amount:	$10 per security
Pricing date:	June 30, 2015
Issue date:	July 6, 2015
Valuation date:	June 30, 2017, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	July 6, 2017
Payment at maturity:

For each $10 stated principal amount security you hold at maturity:

▪  If the final share price is greater than or equal to the initial share price:
$10 + the fixed return amount

▪  If the final share price is less than the initial share price but greater than or equal to the trigger price:
$10

▪  If the final share price is less than the trigger price:
$10 × the share performance factor

If the final share price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $8.50 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial share price:	$46.10, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Fixed return amount:	$2.875 per security (28.75% of the stated principal amount). You will receive the fixed return amount only if the final share price is greater than or equal to the initial share price.
Share performance factor:	The final share price divided by the initial share price
Trigger price:	$39.19, 85.00% of the initial share price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17323Q304 / US17323Q3048
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer(2)
Per security:	$10.00	$0.20(2)	$9.75
$0.05(3)
Total:	$2,759,600.00	$68,990.00	$2,690,610.00

(1) On the date of this pricing supplement, the estimated value of the securities is $9.645 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.25 for each $10 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management and their financial advisors, will collectively receive from CGMI a fixed selling concession of $0.20 for each $10 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-03 dated November 13, 2013         Underlying Supplement No. 3 dated November 13, 2013

Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
275,960 Trigger Jump Securities Based on Shares of the iShares® China Large-Cap ETF Due July 6, 2017 Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the trigger price are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the trigger price are subject to adjustment upon the occurrence of any of the events described in that section.

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a contingent fixed return of 28.75% at maturity if the underlying shares have appreciated at all as of the valuation date, regardless of the extent of that appreciation;

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario; and

▪	To obtain contingent protection against the loss of principal in the event of a decline of the underlying shares as of the valuation date, but only if the final share price is greater than or equal to the trigger price.

If the final share price is less than the trigger price, the securities are exposed on a 1-to-1 basis to the percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 2 years
Fixed return amount:	$2.875 (28.75% of the stated principal amount)
Trigger price:	85.00% of the initial share price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

This approximately 2-year investment does not pay interest but offers a contingent fixed return of 28.75% at maturity if the underlying shares appreciate from the initial share price to the final share price and contingent protection against a decline in the underlying shares of up to 15.00%. However, if the underlying shares have declined by more than 15.00% from the initial share price to the final share price, the payment at maturity will be less than $8.50 per security, and could be zero.

Upside Scenario:	If the final share price is greater than or equal to the initial share price, the payment at maturity for each security will be equal to $10 plus the fixed return amount. If the underlying shares appreciate in excess of the fixed return amount, investors will not participate in any appreciation of the underlying shares in excess of the fixed return amount.
Par Scenario:	If the final share price is less than the initial share price but greater than or equal to the trigger price, which means that the underlying shares have depreciated by no more than 15.00% from the initial share price, the payment at maturity will be $10 per security.
Downside Scenario:	If the final share price is less than the trigger price, which means that the underlying shares have depreciated by more than 15.00% from the initial share price, you will lose 1% for every 1% decline in the value of the underlying shares from the initial share price (e.g., a 50% depreciation in the underlying shares will result in a payment at maturity of $5.00 per security). There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

June 2015	PS-2

Citigroup Inc.
275,960 Trigger Jump Securities Based on Shares of the iShares® China Large-Cap ETF Due July 6, 2017 Principal at Risk Securities

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price.

Investors in the securities will not receive any dividends on the underlying shares or the stocks held by the ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF” below.

Trigger Jump Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

Your actual payment at maturity per security will depend on the actual final share price. The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much.

Example 1—Upside Scenario A. The hypothetical final share price is $48.41 (an approximately 5.00% increase from the initial share price), which is greater than the initial share price by less than the fixed return of 28.75%.

Payment at maturity per security = $10 + the fixed return amount

= $10 + $2.875

= $12.875

Because the underlying shares appreciated from the initial share price to the hypothetical final share price, your total return on the securities at maturity in this scenario would equal the fixed return of 28.75%.

Example 2—Upside Scenario B. The hypothetical final share price is $69.15 (a 50.00% increase from the hypothetical initial share price), which is greater than the initial share price by more than the fixed return of 28.75%.

Payment at maturity per security = $10 + the fixed return amount

= $10 + $2.875

= $12.875

June 2015	PS-3

Citigroup Inc.
275,960 Trigger Jump Securities Based on Shares of the iShares® China Large-Cap ETF Due July 6, 2017 Principal at Risk Securities

Because the underlying shares appreciated from the initial share price to the hypothetical final share price, your total return on the securities at maturity would equal the fixed return of 28.75%. In this scenario, an investment in the securities would underperform a direct investment in the underlying shares.

Example 3—Par Scenario. The hypothetical final share price is $43.80 (an approximately 5.00% decrease from the initial share price), which is less than the initial share price but greater than the trigger price.

Payment at maturity per security = $10

Because the hypothetical final share price did not decrease from the initial share price by more than 15.00%, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security.

Example 4—Downside Scenario A. The hypothetical final share price is $13.83 (a 70.00% decrease from the initial share price), which is less than the trigger price.

Payment at maturity per security = $10 × the share performance factor

= $10 × 30.00%

= $3.00

Because the hypothetical final share price is less than the initial share price by more than 15.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying shares, with no buffer.

Example 5—Downside Scenario B. The hypothetical final share price is $0.00 (a 100.00% decrease from the initial share price), which is less than the trigger price.

Payment at maturity per security = $10 × the share performance factor

= $10 × 0.00%

= $0.00

Because the hypothetical final share price is less than the initial share price and the shares are worth nothing on the valuation date, you would lose your entire investment in the securities.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The trigger feature of the securities exposes you to particular risks. If the final share price is less than the trigger price, the contingent downside protection against a limited range of potential depreciation of the underlying shares offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. Unlike securities with a non-contingent buffer feature, the securities offer no protection at all if the underlying shares depreciate by more than 15.00%. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the fixed return of 28.75%, which is equivalent to a fixed return amount of $2.875 per security and would result in a maximum payment at

June 2015	PS-4

Citigroup Inc.
275,960 Trigger Jump Securities Based on Shares of the iShares® China Large-Cap ETF Due July 6, 2017 Principal at Risk Securities

maturity of $12.875 per security. If the underlying shares appreciate by more than 28.75%, the securities will underperform a direct investment in the underlying shares. When any dividends paid on the underlying shares are taken into account, the securities may underperform a direct investment in the underlying shares even if the underlying shares appreciate by less than 28.75%, because holders of the securities will not receive those dividends.

▪	You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF. As of June 30, 2015, the trailing 12-month dividend yield of the underlying shares was approximately 1.64%. While it is impossible to know the future dividend yield of the underlying shares, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 3.28% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based

June 2015	PS-5

Citigroup Inc.
275,960 Trigger Jump Securities Based on Shares of the iShares® China Large-Cap ETF Due July 6, 2017 Principal at Risk Securities

on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the underlying shares and the stocks held by the ETF, the exchange rate and the volatility of the exchange rate between the U.S. dollar and the Hong Kong dollar, the correlation between that rate and the price of the underlying shares, interest rates in the United States and in China, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Fluctuations in exchange rates will affect the price of the underlying shares. Because the ETF invests in non-U.S. companies, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, the currency in which such stocks trade. Your net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens relative to the Hong Kong dollar, the price of the underlying shares will likely decline for that reason alone. The Hong Kong Monetary Authority currently links the Hong Kong dollar to the U.S. dollar at a rate range of approximately HK$7.75 to HK$7.85 per US$1.00; however, it is uncertain how long this link will be maintained or what effect the establishment of an alternative exchange rate system would have on the underlying shares, the stocks held by the ETF or the value of your securities.

▪	The underlying shares are subject to risks associated with emerging markets. The stocks held by the ETF trade on Chinese markets. Non-U.S. markets tend to be more volatile than U.S. markets. In addition, companies located in emerging markets, such as China, may be subject to heightened political, economic, social and financial risks.

▪	The underlying shares are subject to risks associated with investing in China. The ETF tracks the value of Chinese issuers and is subject to all of the risks of investing in China, including heightened risks of inflation or nationalization and market fluctuations caused by economic and political developments. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a rise in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially resulting in market distortions and volatility. Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the stocks held by the ETF or in instruments related to the underlying shares or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

June 2015	PS-6

Citigroup Inc.
275,960 Trigger Jump Securities Based on Shares of the iShares® China Large-Cap ETF Due July 6, 2017 Principal at Risk Securities

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The price of the underlying shares may not completely track the performance of the index underlying the ETF. The price of the underlying shares will reflect transaction costs and fees of the underlying share issuer that are not included in the calculation of the index underlying the ETF. In addition, the underlying share issuer may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the index underlying the ETF.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the index underlying the ETF may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service

June 2015	PS-7

Citigroup Inc.
275,960 Trigger Jump Securities Based on Shares of the iShares® China Large-Cap ETF Due July 6, 2017 Principal at Risk Securities

(the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About the Underlying Shares

The iShares® China Large-Cap ETF (the “underlying share issuer”) is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index (the “underlying index”). The FTSE China 25 Index, which is published and disseminated by FTSE, a company owned equally by the London Stock Exchange and the Financial Times, is designed to represent the performance of the largest companies in the Chinese equity market that are available to international investors. All of the stocks in the underlying index currently trade on the Hong Kong Stock Exchange.

The underlying share issuer is maintained and managed by iShares®, Inc. and BlackRock Fund Advisors is currently the investment adviser to the underlying share issuer. The underlying share issuer is registered with the SEC as part of the iShares® Trust. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s Web site at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares trade on the NYSE Arca under the ticker symbol “FXI.”

Please refer to the section “Fund Descriptions—iShares® China Large-Cap ETF” in the accompanying underlying supplement for important disclosures regarding the underlying shares.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the underlying index.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 4, 2010 to June 30, 2015. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

June 2015	PS-8

Citigroup Inc.
275,960 Trigger Jump Securities Based on Shares of the iShares® China Large-Cap ETF Due July 6, 2017 Principal at Risk Securities

iShares® China Large-Cap ETF – Historical Closing Prices January 4, 2010 to June 30, 2015

*The red line indicates the trigger price, equal to 85.00% of the closing price on June 30, 2015.

iShares® China Large-Cap ETF (CUSIP of the Underlying Shares: 4664287184)	High	Low	Dividends
2010
First Quarter	$44.56	$37.17	$0.00000
Second Quarter	$44.59	$37.01	$0.45877
Third Quarter	$42.85	$38.73	$0.00000
Fourth Quarter	$47.93	$42.20	$0.16919
2011
First Quarter	$44.96	$41.16	$0.00000
Second Quarter	$46.40	$41.11	$0.68555
Third Quarter	$43.31	$30.83	$0.00000
Fourth Quarter	$38.95	$29.75	$0.07946
2012
First Quarter	$40.48	$35.15	$0.00000
Second Quarter	$38.34	$31.83	$0.85100
Third Quarter	$35.29	$32.09	$0.00000
Fourth Quarter	$40.48	$34.91	$0.08604
2013
First Quarter	$41.86	$36.33	$0.00000
Second Quarter	$38.62	$31.70	$0.00000
Third Quarter	$39.15	$31.73	$0.83900
Fourth Quarter	$40.19	$36.42	$0.17433
2014
First Quarter	$37.12	$32.98	$0.00000
Second Quarter	$38.28	$34.59	$0.00000
Third Quarter	$42.52	$37.32	$0.53987
Fourth Quarter	$41.98	$37.46	$0.50568

June 2015	PS-9

Citigroup Inc.
275,960 Trigger Jump Securities Based on Shares of the iShares® China Large-Cap ETF Due July 6, 2017 Principal at Risk Securities

2015
First Quarter	$44.74	$40.77	$0.00000
Second Quarter	$52.72	$45.00	$0.24928

The closing price of the underlying shares on June 30, 2015 was $46.10.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon a sale or exchange (including retirement at maturity) of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” The “net underlying long-term capital gain” generally equals the amount of long-term capital gain you would have realized if on the issue date you had purchased underlying shares for their fair market value and subsequently sold those shares for their fair market value at the time your securities are sold, exchanged or retired. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

June 2015	PS-10

Citigroup Inc.
275,960 Trigger Jump Securities Based on Shares of the iShares® China Large-Cap ETF Due July 6, 2017 Principal at Risk Securities

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.25 for each $10 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management and their financial advisers collectively, a fixed selling concession of $0.20 for each $10 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

June 2015	PS-11

Citigroup Inc.
275,960 Trigger Jump Securities Based on Shares of the iShares® China Large-Cap ETF Due July 6, 2017 Principal at Risk Securities

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2015	PS-12